Exhibit 10.33

Amendment No. 2 to Employment Agreement

This Amendment No. 2 to the Employment Agreement entered into as of October 24, 2005 and amended on November 1, 2006, (as amended, the “Agreement”) between James R. Foster (the “Executive”) and BankUnited, FSB (the “Bank”) is made and is effective as of September 1, 2007.

Recitals

WHEREAS, Section 2.1 of the Agreement provides that the Agreement shall expire at the conclusion of October 24, 2009; and

WHEREAS, the Bank desires the Executive to assume additional responsibilities; and

WHEREAS, the Executive is willing to assume the additional responsibilities requested by the Bank, in exchange for an extension of the term of the Agreement, an increase in his current annual base salary and an extension of the period for which the Bank will purchase supplemental term life insurance covering the Executive;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

“The Bank hereby agrees to employ the Executive and the Executive hereby agrees to provide services to the Bank, on the terms and conditions set forth herein, for the period commencing on October 24, 2005 (hereinafter the “Commencement Date”) and expiring at the conclusion of December 31, 2010 (the “Term”), subject to renewal by the Committee for successive terms of up to two (2) additional years unless the Executive resigns prior to that time or is sooner terminated as hereinafter set forth.”

2. Section 4.2 of the Agreement is hereby amended and restated in its entirety as follows:

The Bank shall provide the Executive the standard benefits provided to other senior executives, including medical insurance coverage, group disability and group life insurance for the Executive (collectively, the “Policies”), in accordance

Amendment No. 2 to Employment Agreement - BUFSB

James R. Foster

with the Bank’s practices for other employees. To the extent any Policies have an eligibility period, Executive may maintain his existing equivalent coverage under COBRA, and the Bank shall reimburse him for that expense until the eligibility period is satisfied. Nothing herein shall prevent the Bank from modifying or discontinuing any benefit plan so long as any such modification applies equally to other comparable employees covered by such plans. In the event that the aggregate amount of life insurance coverage provided to the Executive under the group life insurance policies described above and the bank-owned life insurance policies covering key employees of the Bank and its affiliates, is less than one million dollars ($1,000,000), the Bank shall purchase supplemental term life insurance sufficient to increase the aggregate amount of life insurance coverage on the Executive to one million dollars ($1,000,000) for the period ending on the earlier of the date this Agreement is terminated or the conclusion of December 31, 2010. Notwithstanding the foregoing, in no event shall the annual premium paid for such supplemental term life insurance exceed fifteen thousand dollars ($15,000). The Executive’s estate or his designee shall be the beneficiary of said supplemental term life insurance policy.

3. Section 5.3 of the Agreement is hereby amended and restated in its entirety as follows:

“Termination Without Cause.” At any time the Bank shall have the right to terminate Executive’s employment hereunder by written notice to Executive; provided, however, that the Bank shall (i) pay to Executive any compensation or other obligations accrued prior to the Date of Termination, all of which shall be paid within thirty (30) days after the Date of Termination, (ii) pay to the Executive in a lump sum within thirty (30) days after the Date of Termination, an amount equal to the product of (x) the greater of 12 or the number of full months remaining in the Term after the Date of Termination, but not more than 40, times (y) the sum of Executive’s monthly Base Salary for the year in which the Date of Termination occurs, plus one twelfth of the last Annual Bonus awarded to the Executive for the fiscal year prior to the year in which the Date of Termination occurs pursuant to this Section 5.3, and (iii) implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Bank shall be deemed to have terminated the Executive’s employment pursuant to this Section 5.3 if such employment is terminated by the Bank without Cause. The Bank and the Executive

Amendment No. 2 to Employment Agreement - BUFSB

James R. Foster

hereby stipulate that the payment and delivery of the amounts specified in clause (ii) above are conditioned upon the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any of its affiliates, the execution of a severance agreement and full release by the Executive in favor of the Bank releasing all then existing claims against the Bank, under this Agreement, related to the Executive’s employment, or otherwise, to the full extent permitted by law, and so long as the Executive complies with all provisions of this Agreement, including Section 8. Such severance agreement and general release shall be in a form substantially similar to that attached hereto as Attachment A. Any disputes shall be resolved by Arbitration as provided in Section 23.

4. All defined terms not otherwise defined herein shall be having the meaning as indicated in the Agreement.

5. Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

Amendment No. 2 to Employment Agreement - BUFSB

James R. Foster

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the date and year first above written.

BankUnited, FSB		Executive:

By:	/s/ Ramiro A. Ortiz	By:	/s/ James R. Foster
Name:	Ramiro A. Ortiz	Name:	James R. Foster
Title:	President and Chief Operating Officer

ATTEST:

By:	/s/ Dellene Acampa
Assistant Secretary